Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in this Annual Report (Form 10-K) of Robbins & Myers, Inc. and Subsidiaries of our reports dated October 26, 2009, with respect to the consolidated financial statements and schedule of Robbins & Myers, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Robbins & Myers, Inc. and Subsidiaries included in the Annual Report to Shareholders of Robbins & Myers, Inc. and Subsidiaries for the year-ended August 31, 2009.
We consent to the incorporation by reference in the Registration Statements (Form S-8’s) pertaining to the Stock Option Plan for Non-Employee Directors (No.33-43625, dated November 1, 1991), 1994 Directors’ Stock Compensation Plan (No. 33-84032, dated September 13, 1994), Robbins & Myers, Inc. 1994 Long-term Incentive Plan (No. 333-00291, dated January 19, 1996), Robbins & Myers, Inc. 1995 Stock Option Plan for Non-employee Directors (No. 333-00293, dated January 19, 1996), Robbins & Myers, Inc. 1999 Long-term Incentive Plan (No. 333-35856, dated April 28, 2000 and 333-81558 dated January 29, 2002), the Robbins & Myers, Inc. 2004 Stock Incentive Plan as Amended (No. 333-121899, dated January 7, 2005), the Registration Statement (Form S-3, No. 333-31235, dated July 14, 1997) pertaining to Investor Stock Purchase Plan, and the Registration Statement (Form S-3 ASR, No. 333-152874, dated August 8, 2008) pertaining to an offering by a selling shareholder, of our report dated October 26, 2009, with respect to the consolidated financial statements and schedule of Robbins & Myers, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Robbins & Myers, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) of Robbins & Myers, Inc. and Subsidiaries for the year ended August 31, 2009.
/s/ Ernst & Young LLP
Dayton, Ohio
October 26, 2009